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                                                                    Exhibit 99.1

                                 PRESS RELEASE




                                                         CONTACT:

Tremont Corporation                                      Joseph S. Compofelice
1999 Broadway, Suite 4300                                Chief Financial Officer
Denver, Colorado   80202                                 (713) 423-3303



     TREMONT TO SELL STOCK IN CONNECTION WITH TIMET INITIAL PUBLIC OFFERING


         DENVER, COLORADO . . . June 9, 1996 . . . Tremont Corporation ("Tremont") (NYSE: TRE) announced that the underwriters for the initial public offering of stock of Tremont's subsidiary, Titanium Metals Corporation ("TIMET") (NASDAQ: TIMT), have exercised their option to purchase 2,175,000 shares of TIMET common stock from Tremont to cover overallotments in connection with the offering.

         The net proceeds to Tremont from this sale of TIMET stock will be approximately $47 million. In addition, TIMET will apply approximately $43 million of its net proceeds from the offering to repay indebtedness to Tremont (approximately $23 million) and another TIMET shareholder, IMI plc (approximately $20 million).

         Following the closing of the initial public offering on June 10, Tremont will hold approximately 30% of the oustanding common stock of TIMET. The public will hold approximately 53% of TIMET's stock, with the balance being held by TIMET's other principal stockholders, IMI (6%) and Union Titanium Sponge Corporation ("UTSC") (10%). Tremont and UTSC hold options, exercisable until February 1999, to purchase the balance of the shares held by IMI (75% of the balance by Tremont and 25% of the balance by UTSC) at a price of $7.95 per share.

         Tremont Corporation, headquartered in Denver, Colorado, is a leading integrated producer of titanium metal products.


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